UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2006

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Plains Exploration & Production Company (“PXP”) issued a press release announcing that it had entered into a definitive purchase and sale agreement with Statoil Gulf of Mexico LLC (“Statoil”) to sell PXP’s working interests in two deepwater Gulf of Mexico discoveries, Bigfoot and Caesar, and one deepwater exploration prospect, Bigfoot North, comprising a total of four deepwater lease blocks, for $700 million in cash. In addition, PXP has granted Statoil certain negotiation rights with respect to future sales of other PXP Gulf of Mexico exploration assets.

Purchase and Sale Agreement

The Purchase and Sale Agreement dated as of September 15, 2006, and effective as of September 1, 2006 (the “Purchase Agreement”), between PXP and Statoil, contemplates a sale of PXP’s working interests in two deepwater Gulf of Mexico discoveries, Bigfoot and Caesar, and one deepwater exploration prospect, Bigfoot North, comprising a total of four deepwater lease blocks, Green Canyon blocks 683 and 952 and Walker Ridge blocks 28 and 29, for $700 million in cash. The transaction is expected to close in early November, 2006.

The Purchase Agreement contains customary and other closing conditions that, if not satisfied or waived, would result in the sale not occurring. These conditions include, among others:

•	continued accuracy of the representations and warranties of the parties to the Purchase Agreement;

•	performance by each party of its obligations under the Purchase Agreement; and

•	absence of any suits, actions or other proceedings to the effect that the transaction may not be consummated as described in the Purchase Agreement.

In addition, the transaction is subject to customary post-closing adjustments and the exercise of preferential rights related to the properties.

The Purchase Agreement contains customary indemnity obligations with respect to losses relating to, among other things, breaches of representations or warranties, plugging and abandonment liabilities, taxes, the proper payment of royalties and other lease burdens, ERISA liabilities, losses associated with the operation of wells and other equipment related to the property, and environmental obligations. Certain of these indemnification obligations are subject to minimum claim amounts, deductibles and caps.

In connection with the sale of assets, PXP has granted Statoil a right of first negotiations for certain leases in PXP’s current deepwater Gulf of Mexico prospect inventory. These rights apply in the event PXP decides to offer for sale for cash, or PXP receives an expression of interest or a firm offer to buy, any of the property subject to the negotiation right. The rights and obligations associated with the right of negations are considered personal, and not real, rights and obligations and do not constitute a covenant running with the lands or leases. In addition, the right is subject to all existing rights and obligations applicable to the properties. The right of first negotiations is subject to change in the event Statoil acquires some but not all of the properties subject to the Purchase Agreement.

The Purchase Agreement also contains representations and warranties that the parties have made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the transaction described therein, the Purchase Agreement is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. Those representations and warranties may have been made to allocate risks among the parties to the Purchase Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in schedules and exhibits that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying schedules and exhibits. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in PXP’s or Statoil’s public disclosures.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 99.2 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(c	)	Exhibit 99.1	–	Plains Exploration & Production Company press release dated September 18, 2006.

		Exhibit 99.2	–	Purchase Agreement dated September 15, 2006, between Plains Exploration & Production Company and Statoil Gulf of Mexico LLC.

		Exhibit 99.3	–	Presentation dated September 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: September 18, 2006	/s/ Cynthia A. Feeback
Cynthia A. Feeback
Vice President—Accounting, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit 99.1	–	Plains Exploration & Production Company press release dated September 18, 2006.

Exhibit 99.2	–	Exhibit 99.2 – Purchase Agreement dated September 15, 2006, between Plains Exploration & Production Company and Statoil Gulf of Mexico LLC.

Exhibit 99.3	–	Presentation dated September 18, 2006.

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